Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Westrock Coffee Company

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, par value $0.01 per share, reserved for issuance under the Westrock Coffee Company 2022 Equity Incentive	Rule 457(c) and Rule 457(h)	4,574,765	$12.00	$54,897,180	0.0000927	$5,088.97
Equity	Common stock, par value $0.01 per share, reserved for issuance under the Westrock Coffee Company 2020 Stock Option Incentive Plan	Rule 457(c) and Rule 457(h)	3,390,992	$12.00	$40,691,904	0.0000927	$3,772.14
Total Offering Amounts					$95,589,084		$8,861.11
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$8,861.11

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 7,965,757 shares of common stock (“Common Stock”), par value $0.01 per share, of Westrock Coffee Company (the “Registrant”) authorized for issuance under the Westrock Coffee Company 2022 Equity Incentive, the Westrock Coffee Company 2020 Stock Option Incentive Plan and the Westrock Coffee Company Restricted Common Stock Award Agreements (collectively, the “Plans”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split or other similar transaction.
(2)	Rounded up to the nearest cent.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for the shares of Common Stock as quoted on The Nasdaq Stock Market LLC on August 29, 2022 of $12.00 per share.